Exhibit 99.1

FOR IMMEDIATE RELEASE

Veraz Networks Announces Preliminary Fourth Quarter 2008 Financial Results Exceed Guidance

Financial Results to be released on Tuesday, February 17, 2009

SAN JOSE, Calif., January 21, 2009 (BUSINESS WIRE) — Veraz Networks, Inc. (NASDAQ:VRAZ), the leading provider of Multimedia Generation Network (MGN) application, control, and bandwidth optimization products, today announced that it expects preliminary financial results for the fourth quarter ended December 31, 2008, to exceed previously provided guidance. Veraz will release financial results for the fourth quarter ended December 31, 2008 shortly after the close of market on Tuesday, February 17, 2009.

Based on preliminary data, Veraz Networks expects to announce the following selected Q4 results:

•	Revenues to be in the range of $25.5 million to $26.5 million, as compared to previous guidance of $22 million to $24 million.

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Net loss to be in the range of ($2 million to $1 million), or ($0.04 to $0.02) loss per share, as compared to previous guidance of a loss of ($3 million to $2 million), or ($0.07 to $0.04) loss per share.

•

On a non-GAAP basis (after exclusion of stock compensation and SEC inquiry related expenses), net income to be breakeven to $1 million, or $0.0 to $0.02 income per share, as compared to previous guidance of a net loss of ($2 million to $1 million), or ($0.04 to $0.01) loss per share.

•	Net cash and short term investments to have increased by approximately $3.5 million, as compared to previous guidance of net cash used by operations of ($3 million to $2 million).

The better than expected preliminary financial results were driven by steady customer demand for the Veraz Networks products and services, particularly the IP products and services, and prudent operations management.

Conference Call Information

Veraz will host a conference call and live webcast at 4:30 p.m. ET (1:30 p.m. Pacific Time) on February 17, 2009 to discuss the results. For parties in the United States and Canada, call 1-800-860-2442 to access the conference call. International parties can access the call at +1-412-858-4600. Veraz will offer a live webcast of the conference call, which will also include forward-looking information. The webcast will be accessible from the “Investor Relations” section of the Veraz website (www.veraznetworks.com). The webcast will be archived for a period of 30 days. A telephonic replay of the conference call will also be available two hours after the call and will run for two days. To hear the replay, parties in the United States and Canada should call 1-877-344-7529 and enter passcode 60000#. International parties should call +1-412-317-0088 and enter passcode 60000#. In addition, Veraz’s press release will be distributed via Business Wire and posted on the Veraz website before the conference call begins.

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About Veraz Networks

Veraz Networks, Inc. (NASDAQ: VRAZ), is the leading provider of application, control, and bandwidth optimization products that enable the evolution to the Multimedia Generation Network (MGN). Service providers worldwide use the Veraz MGN portfolio to extend their current application suite and rapidly add customized multimedia services that drive revenue and ensure customer retention. The Veraz MGN separates the control, media, and application layers while unifying management of the network, thereby increasing service provider operating efficiency. Wireline and wireless service providers in over 60 countries have deployed products from the Veraz MGN portfolio, which includes the ControlSwitch™, Network-adaptive Border Controller, I-Gate 4000 Media Gateways, the VerazView Management System, and a set of prepackaged applications. Please visit www.veraznetworks.com.

This press release may contain forward-looking statements regarding future events that involve risks and uncertainties. Readers are cautioned that these forward-looking statements are only predictions and may differ materially from actual future events or results. These forward-looking statements involve risks and uncertainties, as well as assumptions that if they do not fully materialize or prove incorrect, could cause our results to differ materially from those expressed or implied by such forward-looking statements. The risks and uncertainties that could cause our results to differ materially from those expressed or implied by such forward-looking statements include but are not limited to our expected financial results for the fourth quarter, and other risks and uncertainties described more fully in our documents filed with or furnished to the SEC. More information about these and other risks that may impact Veraz’ business is set forth in the “Risk Factors” section in our Annual Report on Form 10-K for the year ended December 31, 2007 and our quarterly report on 10-Q for the quarter ended September 30, 2008 as filed with the SEC. These filings are available on a website maintained by the SEC at http://www.sec.gov/. All forward-looking statements in this press release are based on information available to us as of the date hereof, and we assume no obligation to update these forward-looking statements.

A copy of this press release can be found on the investor relations page of Veraz’s website at www.veraznetworks.com.

Veraz Networks, Veraz, and ControlSwitch are registered trademarks of Veraz Networks, Inc. All other company and product names may be trademarks of the respective companies with which they are associated.

Veraz Investor Relations Contact: Ron Vidal, MBS Value Partners, +1 (415) 606-6998, ron.vidal@mbsvalue.com

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